UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.    )*

Praxis Precision Medicines, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

74006W108

(CUSIP Number)

December 31, 2020

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74006W108	13G	Page 2 of 22

1.	Name of Reporting Persons: Clarus Lifesciences III, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,594,109
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 7,594,109
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,594,109
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 19.8%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 74006W108	13G	Page 3 of 22

1.	Name of Reporting Persons: BSOF Parallel Master Fund L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 907,378
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 907,378
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 907,378
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 2.4%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 74006W108	13G	Page 4 of 22

1.	Name of Reporting Persons: Clarus Ventures III GP, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,594,109
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 7,594,109
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,594,109
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 19.8%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 74006W108	13G	Page 5 of 22

1.	Name of Reporting Persons: Blackstone Clarus III L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,594,109
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 7,594,109
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,594,109
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 19.8%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 74006W108	13G	Page 6 of 22

1.	Name of Reporting Persons: Blackstone Strategic Opportunity Associates L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 907,378
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 907,378
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 907,378
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 2.4%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 74006W108	13G	Page 7 of 22

1.	Name of Reporting Persons: Blackstone Alternative Solutions L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 907,378
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 907,378
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 907,378
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 2.4%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 74006W108	13G	Page 8 of 22

1.	Name of Reporting Persons: Blackstone Holdings I L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 907,378
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 907,378
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 907,378
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 2.4%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 74006W108	13G	Page 9 of 22

1.	Name of Reporting Persons: Blackstone Holdings II L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 8,501,487
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 8,501,487
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,501,487
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 22.2%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 74006W108	13G	Page 10 of 22

1.	Name of Reporting Persons: Blackstone Holdings I/II GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 8,501,487
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 8,501,487
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,501,487
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 22.2%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 74006W108	13G	Page 11 of 22

1.	Name of Reporting Persons: The Blackstone Group Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 8,501,487
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 8,501,487
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,501,487
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 22.2%
12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 74006W108	13G	Page 12 of 22

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 8,501,487
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 8,501,487
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,501,487
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 22.2%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 74006W108	13G	Page 13 of 22

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 8,501,487
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 8,501,487
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,501,487
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 22.2%
12.	Type of Reporting Person (See Instructions): IN

Item 1.	(a). Name of Issuer

Praxis Precision Medicines, Inc. (the “Issuer”)

(b).	Address of Issuer’s Principal Executive Offices:

One Broadway, 16th Floor

Cambridge, Massachusetts 02142

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	Clarus Lifesciences III, L.P.

c/o Clarus Ventures

101 Main Street, Suite 1210

Cambridge, MA 02142

Citizenship: State of Delaware

(ii)	BSOF Parallel Master Fund L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii)	Clarus Ventures III GP, L.P.

c/o Clarus Ventures

101 Main Street, Suite 1210

Cambridge, MA 02142

Citizenship: State of Delaware

(iv)	Blackstone Clarus III L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v)	Blackstone Strategic Opportunity Associates L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi)	Blackstone Alternative Solutions L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	Blackstone Holdings I L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	Blackstone Holdings II L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix)	Blackstone Holdings I/II GP L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	Blackstone Group Management L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	Stephen A. Schwarzman

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: United States

Clarus Lifesciences III, L.P. directly holds 7,594,109 shares of Common Stock and BSOF Parallel Master Fund L.P. directly holds 907,378 shares of Common Stock (collectively, the “Blackstone Funds”).

Clarus Ventures III GP, L.P. is the general partner of Clarus Lifesciences III, L.P. Blackstone Clarus III L.L.C. is the general partner of Clarus Ventures III GP, L.P. The sole member of Blackstone Clarus III L.L.C. is Blackstone Holdings II L.P.

Blackstone Strategic Opportunity Associates L.L.C. is the general partner of BSOF Parallel Master Fund L.P. Blackstone Holdings II L.P. is the sole member of Blackstone Strategic Opportunity Associates L.L.C. Blackstone Alternative Solutions L.L.C. is the investment manager of BSOF Parallel Master Fund L.P. Blackstone Holdings I L.P. is the sole member of Blackstone Alternative Solutions L.L.C.

The general partner of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. is Blackstone Holdings I/II GP L.L.C. The sole member of Blackstone Holdings I/II GP L.L.C. is The Blackstone Group Inc. The sole holder of the Class C common stock of The Blackstone Group Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the shares of Common Stock (as defined below) beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Funds to the extent they directly hold Common Stock) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.0001 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

74006W108

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 38,261,893 shares of Common Stock outstanding as of November 13, 2020, as reported in the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 23, 2020. Each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page.

Clarus Lifesciences III, L.P. directly holds 7,594,109 shares of Common Stock and BSOF Parallel Master Fund L.P. directly holds 907,378 shares of Common Stock .

(b)	Percent of class:

Each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of Ordinary Shares listed on such Reporting Person’s cover page.

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2021

CLARUS LIFESCIENCES III, L.P.
By: Clarus Ventures III GP, L.P., its general partner
By: Blackstone Clarus III, L.L.C., its general partner
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Senior Managing Director

CLARUS VENTURES III GP, L.P.
By: Blackstone Clarus III, L.L.C., its general partner
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Senior Managing Director

BSOF PARALLEL MASTER FUND L.P.
By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Peter Koffler
Name: Peter Koffler
Title: Authorized Signatory

BLACKSTONE CLARUS III L.L.C.
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Senior Managing Director

BLACKSTONE STRATEGIC OPPORTUNITY ASSOCIATES L.L.C.

By:	/s/ Peter Koffler
Name: Peter Koffler
Title: Authorized Signatory

BLACKSTONE ALTERNATIVE SOLUTIONS L.L.C.

By:	/s/ Peter Koffler
Name: Peter Koffler
Title: Authorized Signatory

BLACKSTONE HOLDINGS I L.P.
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Senior Managing Director

BLACKSTONE HOLDINGS II L.P.
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Senior Managing Director

BLACKSTONE HOLDINGS I/II GP L.L.C.

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Senior Managing Director

THE BLACKSTONE GROUP INC.

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Senior Managing Director

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Senior Managing Director

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

[Praxis Precision Medicines, Inc. – Schedule 13G]

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated February 16, 2021, among the Reporting Persons (filed herewith).